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EXHIBIT 12.1

         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

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                                                                               Year Ended December 31,
                                                         -----------------------------------------------------------------
                                                             1997          1996          1995         1994          1993
                                                             ----          ----          ----         ----          ----
                                                            (000's)       (000's)       (000's)      (000's)       (000's)
    Income before provision for income taxes             $  40,072       $136,280      $68,607      $159,216      $153,304

    Add:

      Interest on term loans and notes                     100,192         16,411        -             -            -

      Amortization of debt costs                             4,432            661        -             -            -

      Portion of rents representative of interest              652            628        1,988         1,735         1,685
                                                         ---------       --------      -------      --------      --------
    Income as adjusted                                   $ 145,348       $153,980      $70,595      $160,951      $154,989


    Fixed Charges:

      Interest on term loans and notes                   $ 100,192       $ 16,411      $ -          $  -          $  -

      Amortization of debt costs                             4,432            661        -             -             -

      Portion of rents representative of interest              652            628      $ 1,988         1,735         1,685
                                                         ---------       --------      -------      --------      --------
    Total fixed charges                                  $ 105,276       $ 17,700      $ 1,988      $  1,735      $  1,685


    Ratio of Consolidated Earnings to Fixed Charges           1.38           8.70      $  35.5          92.8          92.0
                                                         =========       ========      =======      ========      ========
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